Exhibit 99.1

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579

School Specialty Announces Fiscal Year 2017 First Quarter Financial Results

GREENVILLE, Wis., May 9, 2017 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education, healthcare and other marketplaces, today announced financial results for its fiscal 2017 first quarter ended April 1, 2017.

Joseph M. Yorio, President and Chief Executive Officer, stated, “During the first quarter, we saw balanced growth within our Distribution business, as most of our categories were up year-over-year.  Supplies and Furniture, which comprise over 85% of our Distribution revenues, continues to grow and we are seeing steady demand across a number of specialty product categories.  While our Curriculum revenues were down, this was anticipated given fewer Science state adoptions in 2017.  Reading softness appears to be largely timing related.  Booking trends within the category have picked up nicely and we continue to anticipate the category will grow in 2017.  Overall, our top-line outlook for the year is unchanged.  We believe the Company is positioned to generate growth in excess of 2.0% this year, with opportunities to expand across categories and new markets over the coming years, especially as team selling and other initiatives take hold.”

Q1 Results (for the three months ended April 1, 2017 and March 26, 2016)

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Revenues were $97.1 million, an increase of $3.4 million or 3.6%, as compared to revenues of $93.7 million.  Distribution segment revenues of $84.7 million increased by $6.9 million or 8.9%, as compared to $77.8 million.  Supply category revenues grew by $4.7 million or 10.4% as the majority of product lines posted year-over-year growth. Furniture category revenues grew by $1.4 million or 6.7% with a strong uptick in bookings throughout the quarter. Instructional Solutions category revenues grew by $1.0 million or 15.4%, primarily driven by growth within the Early Learning and Special Needs segments.  Lastly, AV Tech category revenues grew by $0.1 million or 2.2%.  These respective increases helped offset a $0.2 million decline in Agenda category revenues.  Total Curriculum segment revenues of $12.4 million declined $3.5 million or 22.1%.  Science category revenues declined by $2.6 million or 21.6%, as fiscal 2016 included revenue from certain state adoptions, which, as expected, did not generate the same degree of revenue in fiscal 2017.  Revenues for the Reading category were down $0.9 million or 23.3%.  The year-over-year decline in Reading category revenues is believed to be mostly timing related, as bookings post Q1 end have strengthened and demand for the Company’s new product offerings is building.

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Overall gross margin was 35.6% as compared to 37.8% in the first quarter of 2016, a decline of 220 basis points (“bps”).  A shift in product mix between the segments contributed to 70 bps of the decline, as the higher margin Curriculum business represented 13.0% of total revenues in the first quarter of fiscal 2017 as compared to 17.0% in the comparable prior year period.  Distribution segment gross margin was 34.0% as compared to 35.3%, a decline of 130 bps.  The decrease in Distribution gross margin was primarily related to a lower amount of favorable Project Furniture cost variances recognized in the quarter as compared to the prior year; lower Supplies category margins (~80 bps) driven by strategic agreement pricing and certain large paper orders; and an increase in channel partner rebates associated with e-tail revenue growth.  Curriculum segment gross margin was 45.9% as compared to 50.1%, a decline of 420 bps.  A shift in product mix within Science Curriculum was the primary driver of lower Curriculum segment gross margins (higher Science supplies revenue / lower Science curriculum revenue), along with product development amortization expense against a lower revenue base in the quarter.

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Selling, General & Administrative (“SG&A”) expenses were $47.5 million as compared to $47.3 million, an increase of $0.2 million or 0.3%.  Higher transportation costs, non-cash stock-based compensation expense, and marketing and catalog costs led to the increase in the comparable first quarters, partially offset by lower compensation and benefit costs, lower commission costs and lower depreciation and amortization expense.  Additionally, SG&A in the first quarter of fiscal 2016 included a $0.6 million foreign exchange gain, whereas in the fiscal 2017 first quarter, the Company realized a nominal foreign exchange loss of less than $0.1 million.  As a percent of revenue, SG&A decreased from 50.5% for the three months ended March 26, 2016 to 48.9% for the three months ended April 1, 2017.

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Operating loss was $13.1 million as compared to an operating loss of $12.0 million in the comparable year-ago period.  Net loss was $16.8 million as compared to a net loss of $12.3 million in the comparable prior year period.  The Company recorded a benefit from income taxes in the fiscal 2017 first quarter of $0.4 million, as compared to a benefit from income taxes of $4.0 million in the first quarter of fiscal 2016.

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Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a loss of $7.0 million, as compared to an Adjusted EBITDA loss of $5.5 million in the comparable 2016 period.

Mr. Yorio continued, “We are investing in our infrastructure and upgrading our systems companywide; these investments will not only facilitate a better customer experience and process improvements, but will also enable cost savings and growth.  We are also investing in our people, bringing in the right domain experts to drive both growth and profitability.  While operating income and Adjusted EBITDA are lower for the comparable first quarter, we are generally tracking in line with our plan and our guidance for 2017 remains unchanged.  We have taken steps to strengthen our balance sheet by refinancing our debt and, with the new facilities in place, have more flexibility to execute our strategy, while pursuing appropriate avenues to enhance our competitive position and valuation.  All in all, we expect to deliver on our top and bottom-line objectives in 2017 and look forward to reporting on our progress.”

Additional information on the Company’s outlook for 2017 can be found in the investor presentation on pages 18-19, which will be published shortly under the Investor Relations section of the Company’s website.

School Specialty will be hosting a teleconference and webcast on May 11, 2017 at 9:00 a.m. ET to discuss its results and outlook.  Speaking from management will be Joseph M. Yorio, President and Chief Executive Officer and Ryan M. Bohr, Executive Vice President and Chief Financial Officer.

Conference Call Information:

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Toll-free number: 844-882-7832 / International number: 574-990-9706 / Conference ID: 17253649

Interested parties can also participate in the webcast by visiting the Investor Relations section of School Specialty’s website at http://investors.schoolspecialty.com.  For those who are unable to participate in the live conference call and webcast, a replay will be available approximately one hour after the completion of the call.

Replay Information:

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Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 17253649

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  Through its SSI Guardian subsidiary, the Company is also committed to school, healthcare and corporate workplace safety by offering the highest quality curriculum, training and safety and security products.  Through its recently launched SOAR Life Products brand, the Company offers thousands of products that sharpen cognitive skills and build physical and mental strength in fun and creative ways. From childhood through adulthood, they help individuals live life to the fullest – engaged, happy and well.  SOAR Life Products is a customized offering for hospitals, long-term care, therapeutic facilities, home care, surgery centers, day care centers, physician offices, and clinics.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Item 1A of School Specialty's Form 10-K for the fiscal year ended December 31, 2016, which risk factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date on which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA, a non-GAAP financial measure.  Adjusted EBITDA represents net income adjusted for: provision for (benefit from) income taxes; restructuring costs; restructuring-related costs included in SG&A; change in fair value of interest rate swap; depreciation and amortization expense; amortization of development costs net interest expense; and stock-based compensation.

The Company considers Adjusted EBITDA a relevant supplemental measure of its financial performance.  The Company believes this non-GAAP financial result provides useful supplemental information for investors regarding trends and performance of our ongoing operations and are useful for year-over-year comparisons of such results.  We also use this non-GAAP financial measure in making operational and financial decisions and in establishing operational goals.  The Company assesses its operating performance using both GAAP operating income and non-GAAP adjusted operating income in order to better isolate the impact of certain, material items that may not be comparable between periods.

In summary, we believe that providing this non-GAAP financial measure to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and movements.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies.

Company Contact	Investor and Media Relations Contact
Ryan M. Bohr	Glenn Wiener
ryan.bohr@schoolspecialty.com	gwiener@GWCco.com
Tel: 920-882-5868	Tel: 212-786-6011

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SCHOOL SPECIALTY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands, Except Share and Per Share Amounts)

	April 1, 2017	December 31, 2016	March 26, 2016
ASSETS
Current assets:
Cash and cash equivalents	$ 5,586	$ 35,097	$ 7,914
Accounts receivable, less allowance for doubtful accounts
of $1,073, $1,159 and $1,059, respectively	54,486	61,713	51,449
Inventories, net	98,146	73,649	92,401
Deferred catalog costs	8,950	5,235	9,379
Prepaid expenses and other current assets	11,923	11,976	12,706
Refundable income taxes	1,219	728	4,363
Total current assets	180,310	188,398	178,212
Property, plant and equipment, net	29,498	28,684	27,689
Goodwill	21,588	21,588	21,588
Intangible assets, net	34,148	35,049	37,751
Development costs and other	12,941	13,703	18,491
Deferred taxes long-term	187	185	5
Investment in unconsolidated affiliate	-	-	715
Total assets	$ 278,672	$ 287,607	$ 284,451

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 8,753	$ 5,493	$ 11,600
Accounts payable	36,782	22,078	39,804
Accrued compensation	4,405	12,008	6,502
Deferred revenue	2,099	2,922	2,355
Other accrued liabilities	11,037	14,909	10,969
Total current liabilities	63,076	57,410	71,230
Long-term debt - less current maturities	133,460	131,994	143,211
Other liabilities	167	84	231
Total liabilities	196,703	189,488	214,672

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-	-
Common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1	1
Capital in excess of par value	121,435	120,855	119,501
Accumulated other comprehensive loss	(1,739)	(1,784)	(1,704)
Retained earnings (accumulated deficit)	(37,728)	(20,953)	(48,019)
Total stockholders' equity	81,969	98,119	69,779
Total liabilities and stockholders' equity	$ 278,672	$ 287,607	$ 284,451

SCHOOL SPECIALTY, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands)

	For the Three Months Ended
	April 1, 2017	March 26, 2016

Revenues.	$ 97,110	$ 93,725
Cost of revenues	62,586	58,260
Gross profit	34,524	35,465
Selling, general and administrative expenses	47,468	47,311
Facility exit costs and restructuring	173	166
Operating loss	(13,117)	(12,012)
Other expense:
Interest expense	4,050	4,390
Change in fair value of interest rate swap	-	(85)
Loss before benefit from income taxes	(17,167)	(16,317)
Benefit from income taxes	(392)	(4,014)
Net loss	$ (16,775)	$ (12,303)

Weighted average shares outstanding:
Basic	1,000	1,000
Diluted	1,000	1,000

Net Loss per Share:
Basic	$ (16.78)	$ (12.30)
Diluted	$ (16.78)	$ (12.30)

	April 1, 2017	March 26, 2016
Adjusted Earnings before interest, taxes, depreciation,
amortization, bankruptcy-related costs, restructuring and impairment charges (EBITDA) reconciliation:
Net income (loss)	$ (16,775)	$ (12,303)
Provision for (benefit from) income taxes	(392)	(4,014)
Restructuring costs (1)	173	166
Restructuring-related costs incl in SG&A (2)	894	479
Change in fair value of interest rate swap	-	(85)
Depreciation and amortization expense	3,326	4,187
Amortization of development costs	1,111	1,381
Net interest expense	4,050	4,390
Stock-based compensation	580	260
Adjusted EBITDA	$ (7,033)	$ (5,539)